As filed with the Securities and Exchange Commission on July 8, 1997
                                           Registration Statement No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          LEHMAN BROTHERS HOLDINGS INC.
             (Exact name of Registrant as specified in its charter)
      Delaware                                                 13-3216325
      (State or other jurisdiction of                     (I.R.S. Employer
       incorporation or organization)                     Identification Number)

                                                          Thomas A. Russo, Esq.
       3 World Financial Center                        3 World Financial Center
       New York, New York 10285                        New York, New York 10285
          (212) 526-7000                                   (212) 526-7000
  (Address, including zip code,             (Name, address, including  zip code,
and telephone number,  including             and  telephone  number,including
 area code,  of  Registrant's                area code, of agent for service
principal executive offices)


                                   Copies to:

 Raymond W. Wagner, Esq.                            Jennifer Marre, Esq.
Simpson Thacher & Bartlett                           Lehman Brothers Inc.
  425 Lexington Avenue                                3 World Financial Center
 New York, New York 10017                          New York, New York 10285

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
         If any of the  securities  being  registered  on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following
box.   X
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier  effective  registration statement for the same offering.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering.  _________________________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
   Title of Each Class of  Securities         Amount to              Proposed                Proposed               Amount of
          to be Registered                  be Registered             Maximum                Maximum            Registration Fee
                                                                    Offering Price           Aggregate
                                                                      Per Share           Offering Price
---------------------------------------- ----------------------- --------------------- ---------------------- ----------------------
Cumulative Convertible Voting                     (1)                    (1)                    (1)                    (2)
   Preferred Stock, Series B, par
   value $1.00 per share.............
======================================== ======================= ===================== ====================== ======================

Common Stock par value $.10                       (1)                    (1)                    (1)                    (2)
  per share..........................
======================================== ======================= ===================== ====================== ======================


(1) Indeterminate amount. These securities were registered under Registration Statement on Form S-4 (File No. 333-25227) in connection with an exchange offer made to holders of the registrant's Cumulative Convertible Voting Preferred Stock, Series A. In connection with the filing of such Registration Statement, the registrant paid a fee of $103,764. This Registration Statement relates to market making transactions in the Cumulative Convertible Voting Preferred Stock, Series B by an affiliate of the registrant.
(2)   No fee is payable hereunder.



                  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED JULY 8, 1997


Prospectus


                          LEHMAN BROTHERS HOLDINGS INC.

                     Cumulative Convertible Voting Preferred
                   Stock, Series B, par value $1.00 per share




                  The annual dividend rate per share on the Cumulative Convertible Voting Preferred Stock, Series B (the "Series B Preferred Stock") is an amount equal to $1.955 per share. Dividends on the shares of Series B Preferred Stock, when and as declared by the Board of Directors of the Company, are cumulative and are payable on March 15, June 15, September 15 and December 15 in each year (the "Dividend Payment Dates"), commencing on September 15, 1997. Dividends on the Series B Preferred Stock will be paid to the holders of record of shares of Series B Preferred Stock of the Company on a record date, not exceeding 40 days preceding the payment date thereof.

                  The Series B Preferred Stock is redeemable at the option of the Company on any Dividend Payment Date, in specified cumulative amounts increasing to 13,000,000 shares on and after June 15, 1998 (subject to reduction as described herein), upon at least 30 days' and not more than 45 days' notice to the holders thereof, at $39.10 per share plus accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption, provided that the Average Market Price (as defined) of the Company's common stock, par value $.10 per share (the "Common Stock") on the date such notice is given is greater than the Conversion Price (as defined). The Series B Preferred Stock is not subject to any mandatory sinking fund.

                  Each share of Series B Preferred Stock is convertible at the option of the holder at any time, unless previously redeemed, into a number of shares of Common Stock equal to $39.10 divided by the Conversion Price in effect at the time of such conversion. As of the date of this Prospectus, the Conversion Price, which is subject to adjustment under certain conditions, is $123.0212380.

                  The liquidation preference of each share of Series B Preferred Stock is equal to $39.10 plus an amount equal to accumulated and unpaid dividends (whether or not earned or declared) on such share of Series B Preferred Stock.

                  As of the date of this Prospectus ______ shares of Series B Preferred Stock were outstanding.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                  This Prospectus may be used by Lehman Brothers Inc. in connection with offers and sales of Series B Preferred Stock related to market making transactions, by or through Lehman Brothers Inc., at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers Inc. may act as principal or agent in such transactions.




July __, 1997

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange Inc. (the "PSE"). The Company's 8 3/4% Notes Due 2002 and 8.3% Quarterly Income Capital Securities (Series A Subordinated Interest Deferrable Debentures Due 2035) are listed on the NYSE. The Company's $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, Global Telecommunications Stock Upside Note Securities SM Due 2000, 9_% Micron Yield Enhanced Equity Linked Debt Securities Due 1997 and AMEX Hong Kong 30 Index Call Warrants expiring January 23, 1998 are listed on the American Stock Exchange, Inc. (the "ASE"). Reports and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005, at the offices of the ASE, at 86 Trinity Place, New York, New York 10006 and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.

                  The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

                  The following documents previously filed by the Company with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

                  (1) The Company's Annual Report on Form 10-K for the year ended November 30, 1996.

                  (2) The Company's Quarterly Reports on Form 10-Q for the quarter ended February 28, 1997.

                  (3) The Company's Current Reports on Form 8-K dated January 8, 1997, March 26, 1997 and June 26, 1997.

                  Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration statements or this Prospectus.

                  The Company will provide without charge to each person, including any beneficial owner of any of the Series A Preferred Stock, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary Jo Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone
(212) 526-0660).

                                   THE COMPANY

                  The Company is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America and the Asia-Pacific region.

                  The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; asset management; research; and the trading of foreign exchange and derivative products. The Company acts as a market marker in all major equity and fixed income products in both the domestic and international markets. The Company is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Milan and Stockholm stock exchanges.

                  The Company was incorporated in Delaware on December 29, 1983. The Company's principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

         The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of the Company for each of the two years in the period ended December 31, 1993, the eleven months ended November 30, 1994, the two years ended November 30, 1996 and the three months ended February 28, 1997:

====================================================================================================================
                      Year Ended                Eleven Months               Year Ended               Three Months
                     December 31                   Ended                  November 30,                 Ended
                                                November 30,                                         February 28,
====================================================================================================================
                1992              1993              1994              1995             1996              1996

====================================================================================================================

                  *                 *               1.02              1.03             1.05              1.07
====================================================================================================================

* Earnings were inadequate to cover fixed charges and preferred dividends and would have had to increase approximately $295 million in 1992 and $27 million in 1993 in order to cover the deficiencies for the respective periods.

                  In computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.


                     DESCRIPTION OF SERIES B PREFERRED STOCK

General

                  The following description of the Series B Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and the Certificate of Designations relating to the Series B Preferred Stock (together, the "Restated Certificate of Incorporation") filed as exhibits to the Registration Statement.

                  Subject to the Restated Certificate of Incorporation and to any limitations contained in the outstanding preferred stock, the Company may issue additional classes or series of preferred stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding preferred stock, of the Company.

                  The Restated Certificate of Incorporation authorizes the issuance of 38,000,000 shares of preferred stock, $1.00 par value per share. As of ________ __, 1997, there were ___________ shares of Cumulative Convertible Voting Preferred Stock, Series A (the "Series A Preferred Stock"), _______ shares of Series B Preferred Stock and 1,000 shares of Redeemable Voting Preferred Stock (the "Redeemable Preferred Stock") issued and outstanding.

                  Series A Preferred Stock. The terms of the Series A Preferred Stock are identical in all material respects to the terms of the Series B
Preferred Stock described herein, except that the terms of the Series A Preferred Stock require the conversion of at least 250,000 shares thereof at any one time.

                  Redeemable Preferred Stock. As of the date of this Prospectus, American Express Company ("AMEX") and Nippon Life Insurance Company ("Nippon Life") together own all of the issued and outstanding shares of Redeemable Preferred Stock.

                  The shares of Redeemable Preferred Stock are entitled to receive preferential dividends, as and when declared by the Board of Directors out of funds legally available therefor, on a cumulative basis. For each dividend period following May 31, 1994, the holders of Redeemable Preferred Stock are entitled to receive dividends in an amount equal to, in the aggregate, 50% of the amount, if any, by which the Company's net income for the applicable dividend period exceeds $400 million, up to a maximum of $50 million for any such period (pro rated in the case of dividend periods of less than 12 months) (the "Dividend Formula"). The liquidation preference per share of the Redeemable Preferred Stock is $1.00 plus accumulated and unpaid dividends and accrued interest, if any, thereon at a specified rate.

                  Subject to funds being legally available therefor, the Company is required to redeem all of the Redeemable Preferred Stock on the final dividend payment date therefor, or as soon as practicable thereafter when funds become legally available, at a price per share equal to the liquidation preference referred to above. In addition, if a Designated Event (as defined in the Restated Certificate of Incorporation) occurs, the holders of the Redeemable Preferred Stock have the right to require the Company to redeem, out of funds legally available therefor, all of the Redeemable Preferred Stock for an aggregate redemption price equal to $250 million if such Designated Event takes place prior to November 30, 1997, declining $50 million per year in each of the next five years thereafter.

                  Holders of Redeemable Preferred Stock are entitled to vote, together with the holders of the Company's Common Stock as one class, on all matters to be voted on by stockholders of the Company. Notwithstanding the foregoing, AMEX has agreed that so long as it or any of its subsidiaries holds any shares of the Redeemable Preferred Stock, it will vote such shares in the same proportion as the votes cast by the holders of shares of the Common Stock on matters to be voted on by stockholders of the Company generally. Each share of Redeemable Preferred Stock is entitled to 1,059 votes. In addition, if the equivalent of six quarterly dividends (whether or not consecutive) to which the holders of the Redeemable Preferred Stock are entitled in accordance with the Dividend Formula, or to which the holders of any Parity Preferred Stock are entitled pursuant to the terms of such Parity Preferred Stock, are in arrears, then the authorized number of directors of the Company are increased by two and the holders of the Redeemable Preferred Stock will have the right (voting as a class with the holders of any other Parity Preferred Stock of the Company upon which like voting rights have been conferred and are exercisable) to elect such two directors until such time as all accumulated dividends have been paid. In addition, the holders of Redeemable Preferred Stock have voting rights in certain other circumstances.

                  The Series B Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Company's Series A Preferred Stock and Redeemable Preferred Stock.

Dividends

                  The annual dividend rate per share of Series B Preferred Stock is an amount equal to $1.955 per share. Dividends on the shares of Series B Preferred Stock are payable, when and as declared by the Board of Directors, out of funds legally available therefor, are cumulative and are payable quarterly in cash on March 15, June 15, September 15 and December 15 of each year (or, if any such day is not a Business Day, then on the next succeeding Business Day) in each year (the "Dividend Payment Dates"), commencing on September 15, 1997. The amount of dividends payable on each share of Series B Preferred Stock for each full quarterly dividend period will be computed by dividing by four such annual rate. Dividends payable on the Series B Preferred Stock for any period less than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days involved. Dividends with respect to any share of Series B Preferred Stock accumulate from June 15, 1997. The term "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  No cash dividends will be declared and set apart for payment on any capital stock ranking on a par with the Series B Preferred Stock in the payment of dividends unless there will likewise be or have been declared and set apart for payment on all shares of Series B Preferred Stock at the time outstanding full cumulative dividends for all quarterly dividend periods ending on or before the dividend payment date for such other stock. If and so long as any full cumulative dividends payable on the shares of Series B Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, the Company will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Company ranking junior to or on a par with the Series B Preferred Stock in payment of dividends.

                  Dividends on the Series B Preferred Stock are payable to the holders of record thereof as they appear on the stock register of the Company on such record date, not exceeding 40 days preceding the payment date thereof, as will be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 40 days preceding the payment date thereof, as may be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends will be paid to each holder of record in United States dollars by check mailed to such holders at their respective addresses appearing on the books of the Company.

Redemption

                  The Company may at its option redeem outstanding shares of Series B Preferred Stock on any Dividend Payment Date in the specified amounts and during the periods set forth below (subject, in each case, to reduction by the number of shares of Series B Common Stock converted into Common Stock or converted or exchanged for common stock of AMEX or otherwise purchased by the Company from Nippon Life upon at least 30 days' and not more than 45 days' written notice to the holders thereof, at a redemption price equal to $39.10 per share plus accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption,


 Redemption Period                                            Number of Shares

Date of Original Issuance to and                              10,400,000
including June 15, 1998

After June 15, 1998                                           13,000,000
provided, however, that shares of Series B Preferred Stock are not redeemable by the Company unless (i) there is Common Stock outstanding on the dates upon which notice of redemption is first given and such redemption is effected, and (ii) the Average Market Price of the Common Stock on the date such notice is given is greater than the Conversion Price. See "--Conversion". As used herein, "Average Market Price" means the average of the daily closing prices for the 10 consecutive trading days selected by the Company commencing no less than 20 days nor more than 30 trading days before the day in question. The closing price for each day will be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the NYSE or, if such security is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such security is not listed or admitted to trading on any national securities exchange or quoted on National Market, the average of the closing bid and asked prices in the over-the-counter-market as furnished by any NYSE member firm selected from time to time by the issuer for that purpose. For the purposes of this definition, the term "trading day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday, other than any day on which securities are not traded on such exchange or in such market.

                  The Company is required to give notice of any proposed redemption of shares of Series B Preferred Stock by mailing a copy of such notice to holders of record of shares of Series B Preferred Stock to be redeemed at their respective addresses appearing on the books of the Company. Each such notice will specify the shares called for redemption, the redemption price and the price at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed and the redemption price therefor paid. From and after the date fixed in any such notice as the date of redemption of shares of Series B Preferred Stock, unless default shall be made by the Company in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends on the Series B Preferred Stock thereby called for redemption will cease to accrue and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price, will cease and terminate.

Conversion

                  Each share of Series B Preferred Stock is convertible, in whole or in part, at the option of the holder at any time, into a number of shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) equal to $39.10 divided by the Conversion Price in effect at the time of such conversion. As of the date of this Prospectus, the Conversion Price was $123.0212380 per share. The Conversion Price will be adjusted in certain instances as described below.

                  To convert shares of Series B Preferred Stock into Common Stock, the registered holder of such shares of Series B Preferred Stock must surrender at the office of the Transfer Agent, or at such other office or offices, if any, as the Board of Directors may designate, the certificate or certificates therefor, duly endorsed or assigned to the Company or in blank, and give written notice to the Company at such office that it elects to convert such shares.

                  A payment or adjustment will not be made by the Company upon any conversion on account of any dividends accrued on the shares of Series B Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                  Shares of Series B Preferred Stock will be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company will issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, to the person or persons entitled to receive the same. In case shares of Series B Preferred Stock are called for redemption, the right to convert such shares will terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the redemption price.

                  The Conversion Price for shares of Series B Preferred Stock may be subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than, depending on the circumstances, the Average Market Price (as defined under "--Redemption" or Fair Market Value (as defined below), (iii) subdivisions, combinations and reclassifications of the Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding (a) any rights or warrants referred to in (ii) above,
(ii) any dividend or distribution paid in cash or other property out of the Adjusted Retained Earnings (defined below) of the Company and (iii) any dividend or distribution referred to (i) above) and (v) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company. In addition to the foregoing adjustments, the Company is permitted to make such reductions in the Conversion Price for the Series B Preferred Stock as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. As used herein, (i) the term "Fair Market Value" per share of Common Stock on any date means the fair market value thereof on the date in question, determined (A) if Nippon Life and its affiliates then own a majority of the shares of Series B Preferred Stock then outstanding (i) jointly by the Company and Nippon Life or (ii) if the Company and Nippon Life cannot so agree, by the Board of Directors of the Company reasonably determined in good faith or (B) if Nippon Life and its affiliates do not then own a majority of the shares of Series B Preferred Stock then outstanding, by the Board of Directors of the Company reasonably determined in good faith and (ii) the term "Adjusted Retained Earnings" means the retained earnings of the Company as of the date of the relevant dividend or distribution plus $500,000,000 plus any dividend paid after August 10, 1990 (which has been debited against retained earnings) on any preferred stock of the Company outstanding on August 10, 1990.

                  The Company will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock. The Company will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

                  In any case in which an adjustment described in this "Conversion" section will become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the number of shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock; provided, that, upon the request of such holder, the Company will deliver to such holder a due bill or other appropriate instrument evidencing such holder's rights to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

Voting Rights

                  The holders of Series B Preferred Stock have the following voting rights subject to the terms and conditions described below.

                  The holders of Series B Preferred Stock have voting rights equal to the voting rights of holders of shares of Common Stock and the shares of Series B Preferred Stock vote together with the shares of Common Stock (and of any other class or series which may similarly be entitled to vote with the shares of Common Stock) as a single class upon all matters upon which holders of Common Stock are entitled to vote.

                  So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Restated Certificate of Incorporation, or authorize any reclassification of the Series B Preferred Stock, so as in any such case to affect adversely the preferences, special rights or powers of the Series B Preferred Stock, or authorize any capital stock of the Company ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Company, prior to the Series B Preferred Stock.

                  In exercising the voting rights set forth herein or when otherwise granted voting rights by operation of law, each share of Series B Preferred Stock is entitled to a number of votes equal to the quotient obtained by dividing $39.10 by the Conversion Price in effect at the time.

                  No consent of holders of the Series B Preferred Stock is required for (i) the creation of any indebtedness of any kind of the Company or
(ii) the authorization or issuance of any class of capital stock of the Company ranking junior or equal to the Series B Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Company.

Liquidation

                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of the assets of the Company to holders of Common Stock or any other capital stock of the Company ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Series B Preferred Stock equal to $39.10 plus an amount equal to accumulated and unpaid dividends (whether or not earned or declared) on such share of Series B Preferred Stock to the date of final distribution.

                  If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preferred Stock or any capital stock ranking on a par with the Series B Preferred Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

Sinking Fund

                  The Series B Preferred Stock is not subject to any right of mandatory payment or prepayment (except for liquidation, dissolution or winding up of the Company) or to any sinking fund.

Transfer Agent

                  Bank of Boston, c/o Boston EquiServe, L.P. is the transfer agent for the Series B Preferred Stock.

                              PLAN OF DISTRIBUTION

                  This Prospectus may be used by Lehman Brothers Inc. in connection with offers and sales of Series B Preferred Stock related to market making transactions, by or through Lehman Brothers Inc., at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers Inc. may act as principal or agent in such transactions.

                  The distribution of the Series B Preferred Stock by the Company and Lehman Brothers Inc. will comply with the requirements of Rule 2720 of the NASD regarding a NASD member firm distributing securities of an affiliate.

                  The Series B Preferred Stock may not be offered or sold directly or indirectly (i) in the United Kingdom by means of any document other than to persons whose ordinary business it is to buy or sell shares or debentures whether as principal or agent (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985), and (ii) except in compliance with all applicable provisions of the Financial Services Act 1986 with respect to anything done in relation to the Series B Preferred Stock in, from or otherwise involving the United Kingdom. In addition, no person participating in the sale of the Series B Preferred Stock will issue or pass to any person in the United Kingdom any document received by it in connection with the issuance of the Series B Preferred Stock unless that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988.

                             INDEPENDENT ACCOUNTANTS

                  The consolidated financial statements and schedule of the Company for the years ended November 30, 1996 and 1995 and the eleven months ended November 30, 1994 appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

No  dealer,  salesperson  or any other                      Lehman Brothers
person has been  authorized  to give any                     Holdings Inc.
information or to make any  representation
not contained in this  Prospectus in
connection with the offering covered by
this Prospectus.  If given or made, such
information or representations must not
be relied upon as having been authorized
by the Company.  This  Prospectus  does
not  constitute  an offer to sell,  or a
solicitation  of an offer to buy, any
security other than the Series B Preferred
Stock offered by this  Prospectus,  nor
does it constitute an offer to sell or a
solicitation  of an  offer  to buy the
Series  B  Preferred  by  anyone  in any           Cumulative Convertible Voting
jurisdiction  where, or to any person to              Preferred Stock, Series B
whom, it is unlawful to make such offer
or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.







                 TABLE OF CONTENTS                               PROSPECTUS
                                                                       , 1997


                                             Page

AVAILABLE INFORMATION.........................  3
DOCUMENTS INCORPORATED BY REFERENCE...........  4
THE COMPANY ..................................  4
RATIO OF EARNINGS TO COMBINED
    FIXED CHARGES AND
    PREFERRED STOCK DIVIDENDS.................  5
DESCRIPTION OF SERIES B PREFERRED STOCK.......  5
PLAN OF DISTRIBUTION.......................... 13
INDEPENDENT ACCOUNTANTS....................... 14







                                     PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution



      The following are the estimated expenses to be incurred and paid by the Registrant in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions).

Legal fees and expenses.................................................10,000
Accounting fees and expenses.............................................5,000
Fees and expenses of Transfer Agent..................................... 2,500
      Total.............................................................17,500



*     Estimated and subject to future contingencies.



Item 15.  Indemnification of Directors and Officers

      The Restated Certificate of Incorporation of the registrant requires the registrant to indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law. In addition, the directors of the registrant are insured under officers' and directors' liability insurance policies purchased by the Company. The directors, officers and employees of the registrant are also insured against fiduciary liabilities under the Employee Retirement Income Security Act of 1974.

      Any underwriting agreement or agency agreement with respect to an offering of securities registered hereunder will provide for indemnification of the registrant and its officers and directors by the underwriters or agents, as the case may be, against certain liabilities including liabilities under the Securities Act of 1933.

Item 16.  Exhibits and Financial Statement Schedules

      The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

Item 17.  Undertakings

      (a)  The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of July, 1997.



                                         LEHMAN BROTHERS HOLDINGS INC.



                                         By        /s/ KAREN M. MULLER
                                         Name:  Karen M. Muller
                                         Title:  Managing Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                        Signatures                                           Title                            Date

                             *                              Chief Executive Officer and,                 July 8, 1997
----------------------------------------------------------
                   Richard S. Fuld, Jr.                           Chairman of the Board of
                                                                  Directors (principal
                                                                  executive officer)

                             *                              Chief Financial Officer,                     July 8, 1997
----------------------------------------------------------
                     Charles B. Hintz                             (principal financial and
                                                                  accounting officer)

                             *                                    Director                               July 8, 1997
----------------------------------------------------------
                    Michael L. Ainslie


                             *                                             Director                      July 8, 1997
----------------------------------------------------------
                       John F. Akers

                             *                                             Director                      July 8, 1997
----------------------------------------------------------
                     Roger S. Berlind

                             *                                             Director                      July 8, 1997
----------------------------------------------------------
                   Thomas H. Cruikshank

                             *                                             Director                      July 8, 1997
                      Katsumi Funaki

                             *                                             Director                      July 8, 1997
----------------------------------------------------------
                       Henry Kaufman

                             *                                             Director                      July 8, 1997
----------------------------------------------------------
                     John D. Macomber

                             *                                             Director                      July 8, 1997
----------------------------------------------------------
                       Dina Merrill

 ----------------------------------------------------------                Director                      July 8, 1997
                   Hideichiro Kobayashi


*By:            /s/ KAREN M. MULLER
                      Karen M. Muller
                     Attorney-in-Fact
                       July 8, 1997


                                                                                                                        E-2
                                  EXHIBIT INDEX
   Exhibit                            Description                          Filed Herewith(--)
   Number                                                                 Previously Filed(*)
                                                                           or Incorporated by
                                                                                Reference to
    3(i)       --     Restated Certificate of Incorporation           Exhibit 3.1 of Registrant's
                     dated May 27, 1994                               Transition Report on Form
                                                                      10-K for the eleven months
                                                                      ended November 30, 1994
     4.1       --     Specimen share certificate for Series B         Exhibit 3(ii) to Registration
                     Preferred Stock                                  Statement No. 333-25227
     4.2      --     Amended Certificate of Designations, Powers,                  --
                     Preferences and Rights of the Series B
                     Preferred Stock
      5       --     Opinion and consent of Karen M. Muller, Esq.                 --
    10.1      --     Investment Agreement by and among American      Exhibit 10.21 to Registration
                     Express Company, Shearson Lehman Brothers        Statement No. 33-12976
                     Holdings Inc. and Nippon Life Insurance
                     Company dated as of April 15, 1987
    10.2       --     1990 Agreement, dated as of June 12, 1990, by   Exhibit 10.25 to Registrants'
                     and between American Express Company and         Annual Report on Form 10-K
                     Nippon Life Insurance Company                    for the year ended December
                                                                      31, 1990
    10.3       --     1994 Agreement, dated April 27, 1994, by and    Exhibit 10.32 of Registrants'
                     among American Express Company, Nippon Life      Transition Report on Form
                     Insurance Company and the Registrant             10-K for the eleven months
                                                                      ended November 30, 1994
    10.4       --     1997 Letter Agreement, dated January     22,    Exhibit 10.4 to Registration
                     1997, by and between American Express Company    Statement No. 333-25227
                     and Nippon Life Insurance Company
    12(a)      --     Computation of ratio of earnings to combined    Exhibit 12(b) to Registrant's
                     fixed charges and preferred dividends            Quarterly Report on Form
                                                                      10-Q for the three months
                                                                      ended February 28, 1997
    23(a)     --     Consent of Karen M. Muller, Esq. (included in                --
                     Exhibit 5)
    23(b)     --     Consent of Ernst & Young LLP, Independent                    --
                     Auditors
     24       --     Power of Attorney                                            --



                                                            EXHIBIT 4.2

                  AMENDED CERTIFICATE OF DESIGNATIONS, POWERS,
                             PREFERENCES AND RIGHTS
                                     OF THE
                            SERIES B PREFERRED STOCK
                    ($39.10 liquidation preference per share)

                                       OF

                          LEHMAN BROTHERS HOLDINGS INC.


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation having its registered office at 1013 Centre Street, in the City of Wilmington, in the County of New Castle (the "Corporation"), HEREBY CERTIFIES that resolutions were duly adopted by the Executive Committee of the Board of Directors of the Corporation, acting pursuant to Section 141(c)(2) of the General Corporation Law of the State of Delaware, pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation, as follows:

                           RESOLVED, that the Corporation be, and it hereby is, authorized to offer, issue and sell a series of Preferred Stock of the Corporation and the Board of Directors hereby fixes the designation, number of shares, voting powers and the other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Restated Certificate of Incorporation of the Corporation which may be applicable to such series), which, as amended and restated, are as follows:

                  1. Designation; Rank With Respect to Preferred Stock. The Board of Directors authorizes the issuance of a series of the Preferred Stock designated as the "Cumulative Convertible Voting Preferred Stock, Series B" (the "Series B Preferred Stock"). The authorized number of shares of Series B Preferred Stock shall be thirteen million (13,000,000) shares (the "Series B Shares"). The par value of the Series B Preferred Stock shall be $1.00 per share.

                  The Series B Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, on a parity with the Corporation's Cumulative Convertible Voting Preferred Stock, Series A and Redeemable Voting Preferred Stock.

                  2. Dividends. (a) The holders of the shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available for the payment of dividends, cumulative dividends payable quarterly in cash on March 15, June 15, September 15 and December 15 of each year (or, if any such day is not a Business Day, then on the next succeeding Business Day) in each year (the "Dividend Payment Dates"), commencing on September 15, 1997, in preference to dividends on shares of the common stock, par value $0.10 per share, of the Corporation (the "Common Stock"), or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock in payment of dividends. The annual dividend rate per Series B Share shall be in an amount equal to $1.955 per share. The amount of dividends payable on each Series B Share for each full quarterly dividend period shall be computed by dividing by four such annual rate. Dividends payable on the Series B Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days involved. Dividends with respect to any Series B Share shall accumulate from the date of issue thereof. No cash dividends shall be declared and set apart for payment on any capital stock ranking on a par with the Series B Preferred Stock in the payment of dividends unless there shall likewise be or have been declared and set apart for payment on all Series B Shares at the time outstanding full cumulative dividends for all quarterly dividend periods ending on or before the dividend payment date for such other stock. If and so long as any full cumulative dividends payable on the Series B Shares in respect of all prior dividend periods shall not have been paid or set apart for payment, the Corporation shall not pay any dividends or make any distributions of assets (other than dividends payable in shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock in payment of dividends) on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Corporation ranking junior to or on a par with the Series B Preferred Stock in payment of dividends. As used herein, "Business Day" shall have the meaning set forth in Paragraph 6 of this resolution.

                  (b) Dividends on the Series B Preferred Stock shall be paid to the holders of record of Series B Shares as they appear on the stock register of the Corporation on such record date, not exceeding 40 days preceding the payment date thereof, as shall be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 40 days preceding the payment date thereof, as may be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends shall be paid to each holder of record in United States dollars by check mailed to such holders at their respective addresses appearing on the books of the Corporation.

                  3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution of the assets of the Corporation to holders of Common Stock or any other capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per Series B Share equal to $39.10 plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on such Series B Share to the date of final distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series B Shares or any capital stock ranking on a par with the Series B Preferred Stock upon liquidation, dissolution or winding up of the Corporation, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation nor a merger of the Corporation with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  4. Redemption. (a) The Corporation may at its option redeem outstanding Series B Shares on any Dividend Payment Date upon at least 30 days' and not more than 45 days' written notice to the holders thereof, at a redemption price equal to $39.10 per share plus accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption:





                               Number of Shares Subject to Redemption

to and including               up to 10,400,000 minus  the number of Series B
 June 15, 1998                 Shares converted  into shares of Corporation
                               Common Stock or redeemed or exchanged for AMEX
                               Common Shares or otherwise purchased by the Corporation from Nippon Life

thereafter                     up to  13,000,000  minus  the number  of  Series
                               B  Shares converted   into   shares  of
                               Corporation  Common  Stock or redeemed  or
                               exchanged   for   AMEX    Common    Shares   or
                               otherwise purchased by the Corporation from Nippon Life

provided, however, such Series B Shares shall not be redeemable by the Corporation unless (i) there is Public Company Stock outstanding on the dates upon which notice of redemption is first given and such redemption is effected, and (ii) the Average Market Price of the Common Stock of the Corporation on the date upon which notice of redemption is first given is above the Conversion Price then in effect. As used herein, (i) "AMEX Common Shares" means the Common Shares, $.60 par value of American Express Company, (ii) "1990 Agreement" means the 1990 Agreement, dated as of June 12, 1990, by and between American Express Company and Nippon Life Insurance Company ("Nippon Life"), as amended by the 1994 Agreement, dated April 28, 1994, by and among American Express Company, Nippon Life and the Corporation, as further amended by the Agreement, dated January 22, 1997, between Nippon Life and American Express Company and (iii) "Public Common Stock", "Average Market Price" and "Conversion Price" shall have the meanings set forth in Paragraph 6 of this resolution.

                  (b) Notice of any proposed redemption of shares of Series B Preferred Stock shall be given by the Corporation by mailing a copy of such notice to holders of record of the Series B Shares to be redeemed at their respective addresses appearing on the books of the Corporation. Said notice shall specify the shares called for redemption, the redemption price and the price at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed and the redemption price therefor paid. From and after the date fixed in any such notice as the date of redemption of shares of Series B
Preferred Stock, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends on the Series B Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

                  5. Shares to be Retired. All Series B Shares redeemed by the Corporation shall be retired and canceled and shall resume the status of authorized and unissued shares of Preferred Stock, provided that such shares shall not thereafter be issued as Series B Shares.

                  6. Conversion Rights. The Series B Shares shall be convertible, in whole or in part, at the option of the holders thereof, into shares of Common Stock of the Corporation subject to the following terms and conditions:

                  (a) The Series B Shares shall be convertible at the office of any Transfer Agent, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock of the Corporation, at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion, each Series B Share being taken by the Corporation as having a value equal to $39.10 per share. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted at any time shall be calculated as $39.10 divided by the Conversion Price in effect at the time of conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be $123.0212380 per share, subject to adjustment in certain instances as provided below in subparagraphs (c), (d), (e), (f), (g) and (i) of this Paragraph 6.

                  (b) In order to convert Series B Shares into Common Stock, the holder thereof shall surrender at any office hereinabove mentioned the
certificate  or  certificates  therefor,   duly  endorsed  or  assigned  to  the
Corporation or in blank, and give written notice to the Corporation at such office that he elects to convert such shares. Such notice shall be substantially in the following form:

                  "NOTICE TO EXERCISE CONVERSION RIGHT

                  The undersigned, being a holder of the Cumulative Convertible Voting Preferred Stock, Series B ("Series B Shares") of Lehman Brothers Holdings Inc., irrevocably exercises the right to convert _______ outstanding Series B Shares on _______, ___, into shares of Common Stock of Lehman Brothers Holdings Inc. in accordance with the terms of the Series B Shares, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares, be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

                  Dated: [On or before the date fixed for conversion]

Fill in for registration of
  shares of Common Stock if
  to be issued otherwise
  than to the registered
  holder:

  _________________________
  Name

  _________________________
  Address

  _________________________                          _______________________
  (Please print name and                             (Signature)
  address, including postal
  code number)
  Denominations:                ."

                  A payment or adjustment shall not be made by the Corporation upon any conversion on account of any dividends accrued on the Series B Shares surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                  Series B Shares shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. In case shares of Series B Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the redemption price.

                  (c) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In the event that such distribution is not so made, (i) the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such distribution had not been fixed, and (ii) the holders shall have the option of reversing any exercise of their conversion rights hereunder made after such record date in contemplation of such distribution (and thereby reestablishing such conversion rights to the extent so exercised) by returning to the Corporation any Common Stock, cash and other securities or property which had been received upon such conversion; provided that the option set forth in this clause (ii) shall be exercisable by a holder only prospectively by a written instrument delivered to the Corporation at the time of such conversion, which instrument shall state that such holder revokes such conversion if such distribution is not so made. For the purposes of this subparagraph (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

                  (d) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than (i) if the Corporation shall have outstanding at the time of such issuance, and for a period of at least 30 trading days immediately prior to such issuance, Public Company Stock, the Average Market Price of the Common Stock or (ii) if otherwise, the Fair Market Value per share of the Common Stock, on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Average Market Price or Fair Market Value, as the case may be, and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In the event that such issuance is not so made, (i) the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed, and the holders shall have the option of reversing any exercise of their conversion rights hereunder made after such record date in contemplation of such issuance (and thereby re-establishing such conversion rights to the extent so exercised) by returning to the Corporation any Common Stock, cash and other securities or property which had been received upon such conversion; provided that the option set forth in this clause (ii) shall be exercisable by a holder only prospectively by a written instrument delivered to the Corporation at the time of such conversion, which instrument shall state that such holder revokes such conversion if such distribution is not so made. For the purposes of this subparagraph (d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

                  (e) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (f) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in subparagraph (d) above, (ii) any dividend or distribution paid in cash or other property out of the Adjusted Retained Earnings of the Corporation and
(iii) any dividend or distribution referred to in subparagraph (c) above), then either (at the option of the Corporation) (I) the Corporation shall elect to include in such distribution the holders of shares of Series B Preferred Stock in respect of the number of Series B Shares held by such holders as of the record date for such distribution as if such holders had converted such Series B Shares into Common Stock immediately prior to such record date (such conversion assumed to be made at the Conversion Price in effect without regard to the adjustment provided in the following clause (II)), or (II) the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Fair Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined (A) if Nippon Life and its Affiliates then own a majority of the Series B Shares then outstanding (i) jointly by the Corporation and Nippon Life or (ii) if Nippon Life and the Corporation cannot so agree, by an internationally recognized investment banking firm selected by Nippon Life and the Corporation or (B) if Nippon Life and its Affiliates do not then own a majority of the Series B Shares then outstanding, by an independent, internationally recognized investment banking firm selected by the Corporation) on such date of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be the Fair Market Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. In the event that such distribution is not so made, (i) the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such distribution had not been fixed, and (ii) the holders shall have the option of reversing any exercise of their conversion rights hereunder made after such record date in contemplation of such distribution (and thereby re-establishing such conversion rights to the extent so exercised) by returning to the Corporation any Common Stock, cash and other securities or property which had been received upon such conversion; provided that the option set forth in this clause (ii) shall be exercisable by a Holder only prospectively by a written instrument delivered to the Corporation at the time of such conversion, which instrument shall state that such holder revokes such conversion if such distribution is not so made. For purposes of this subparagraph (f), "Adjusted Retained Earnings" shall mean the retained earnings of the Corporation as of the date of such dividend or distribution plus $500,000,000 plus any dividend paid after August 10, 1990 (which has been debited against retained earnings) on any Preferred Stock of the Corporation outstanding on August 10, 1990. If the Corporation makes an election under clause (I) of this subparagraph (f) with respect to any such distribution payable on any Series B Share (an "Elected Company Dividend"), the Corporation may in lieu of such distribution elect to pay the fair market value (determined as provided above) of such Elected Company Dividend in cash (the "Cash Equivalent") or elect to defer payment of such Elected Company Dividend or the Cash Equivalent to the holder of such Series B Share and hold such amount (and any amounts subsequently paid or earned in respect of such deferred Elected Company Dividend or Cash Equivalent) in trust for the holder until the earlier to occur of (X) the conversion of such Series B Share into Common Stock or (Y) if the holder of such Series B Share had the right to exchange such Series B Share for AMEX Exchange Common Shares (otherwise than as a result of an exchange for AMEX Exchange Common Shares), such holder no longer has such right; provided, that payment to the holder of such Series B Share shall be made promptly after the earliest of such times; and provided, further, that any such deferred Elected Company Dividend or Cash Equivalent shall not be payable and shall be released to the Corporation and no longer held in trust for the holder with respect to any Series B Share that is exchanged for AMEX Exchange Common Shares or is redeemed or is otherwise purchased by the Corporation pursuant to
Section 7.4 of the 1990 Agreement. Any cash to be held in trust for the holder as a deferred Elected Company Dividend or Cash Equivalent shall be invested by the Corporation in U.S. government treasury bills.

                  (g) The reclassification (including any reclassification upon a merger in which the Corporation is the continuing corporation, but not including any transaction for which an adjustment is provided in subparagraph
(h) below of this Paragraph 6) of Common Stock into securities including other than Common Stock shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of subparagraph (f) above of this Paragraph 6), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of subparagraph (e) above of this Paragraph 6).

                  (h) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Corporation, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver an assumption agreement satisfactory in form and substance to a majority in interest of the holders, providing that the holders of Series B Shares shall have the right thereafter, during the period such Series B Shares shall be outstanding to convert such Series B Shares only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Series B Shares might have been converted immediately prior to such consolidation, merger, sale or transfer. If the holders of Common Stock may elect from choices the kind or amount of securities, cash and other property receivable in respect of any Series B Share upon such consolidation, merger, sale or transfer, then for the purpose of this Paragraph 6 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer shall be deemed to be the choice specified by the holder of such Series B Share, which specification shall be made by such holder by the later of (i) 20 Business Days after such holder is provided with a final version of all information required by law or regulation to be furnished to holders of Common Stock concerning such choice, or if no such information is required, 20 Business Days after the Corporation notifies such holder of all material facts concerning such specification and (ii) the last time at which holders of Common Stock are permitted to make their specification known to the Corporation. If such holder fails to make any specification, such holder's choice shall be deemed to be whatever choice is made by a plurality of holders of Common Stock not affiliated with the Corporation or the other Person to the merger or consolidation or, if no such holders exist, as specified by the Board of Directors in good faith. Such assumption agreement shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Paragraph 6. The above provisions of this subparagraph (h) shall similarly apply to successive consolidations, mergers, sales or transfers.

                  (i) The Corporation may make such reductions in the Conversion Price, in addition to those required by subparagraphs (c), (d), (e), (f) and (g) above of this Paragraph 6, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

                  (j) Whenever the Conversion Price is adjusted as herein provided the Corporation shall compute the adjusted Conversion Price in accordance with this Paragraph 6 and shall prepare a certificate signed by the Treasurer (or other responsible financial officer) of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent or Agents for the Series B Preferred Stock and a copy air mailed as soon as practicable to the holders of record of the Series B Shares.

                  (k)  In case:

                      (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its Adjusted Retained Earnings; or

                     (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                    (iii) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of common stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                     (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

         then the Corporation shall cause to be filed with the Transfer Agent or Agents, if any, for the Series B Preferred Stock, and shall cause to be air mailed to the holders of record of the outstanding shares of Series B Preferred Stock, at least 30 days (or 15 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (X) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (Y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                  (l) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of Series B Shares, the full number of shares of Common Stock then deliverable upon the conversion of all Series B Shares then outstanding.

                  (m) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the day of conversion.

                  (n) The Corporation will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                  (o) In any case in which this Paragraph 6 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any Series B Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock (and Elected Company Dividend or Cash Equivalent, if any) issuable upon such conversion by reason of the adjustment required by such event over and above the number of shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Paragraph 6(m) of this Resolution; provided, that, upon the request of such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's rights to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

                  (p) For the purpose of this Paragraph 6:

                      (i) "Adjusted Retained Earnings" shall have the meaning assigned in Paragraph 6(f) of this resolution.

                     (ii) "Affiliate" means, with respect to a Person, any corporation or other entity in which such Person has a direct or indirect controlling interest or by which such Person is directly or indirectly controlled or which is under direct or indirect common control with such Person.

                    (iii) "AMEX Exchange Common Shares" means the AMEX Common Shares (as defined in Paragraph 4 of this resolution) issued to Nippon Life or its Affiliates pursuant to Section 5.5 of the 1990 Agreement.

                     (iv) "Average Market Price" of any security on any date means the average of the daily closing prices for the 10 consecutive trading days selected by the issuer commencing not less than 20 days nor more than 30 trading days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which such security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such security is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market, the average of the closing bid and asked prices in he over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the issuer for that purpose. For the purposes of this definition, the term "trading day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday, other than any day on which securities are not traded on such exchange or in such market.

                    (v) "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York City or Tokyo are authorized or obligated by law or executive order to close.

                     (vi) "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable on conversion of Series B Shares shall include only shares of the class designated as Common Stock of the Corporation as of the Closing Date, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                    (vii) "Cash Equivalent" shall have the meaning assigned in Paragraph 6(f) of this resolution.

                   (viii) "Elected Company Dividend" shall have the meaning assigned in Paragraph 6(f) of this resolution.

                     (ix) "Fair Market Value" per share of Common Stock on any date means the fair market value thereof on the date in question, which either
A) if Nippon Life and its Affiliates then own a majority of the Series B Shares then outstanding (i) shall be determined jointly by the Corporation and Nippon Life or (ii) if the Corporation and Nippon Life cannot agree, shall be the value reasonably determined in good faith by the Board of Directors of the Corporation or (B) if Nippon Life and its Affiliates do not then own a majority of the Series B Shares then outstanding, shall be the value reasonably determined in good faith by the Board of Directors of the Corporation.

                      (x) "Fair Market Price" per share of Common Stock on any date means the fair market value thereof on the date in question, determined (A) if Nippon Life and its Affiliates then own a majority of the Series B Shares then outstanding (i) jointly by the Corporation and Nippon Life or (ii) if the Corporation and Nippon Life cannot so agree, by an independent internationally recognized investment banking firm selected by the Corporation and Nippon Life or (B) if Nippon Life and its Affiliates do not then own a majority of the Series B Shares then outstanding, shall be determined by an independent, internationally recognized investment banking firm selected by the Corporation, which determination in any such case shall include the value attributable to any assets or securities to be distributed to the holders of Common Stock.

                     (xi) "1990 Agreement" shall have the meaning assigned in Paragraph 4 of this resolution.

                    (xii) "Nippon Life" shall have the meaning assigned in Paragraph 4 of this resolution.

                   (xiii)   "Person"   means   any   individual,    corporation,
partnership, joint venture, trust, unincorporated organization or governmental or any agency or political subdivision thereof.

                    (xiv) "Public Company Stock" means any class or series of Voting Stock registered under the Securities Exchange Act of 1934 and broadly held and actively traded by public stockholders.

                     (xv) "Voting Stock" means all securities issued by the Company having the ordinary power to vote in the election of directors of the Company, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

                  7.  Voting Rights.

                  The holders of Series B Preferred Stock shall have the following voting rights subject to the following terms and conditions:

                  (a) The holders of Series B Preferred Stock shall have voting rights equal to the voting rights of holders of shares of Common Stock and the Series B Shares shall vote together with the shares of Common Stock (and of any other class or series which may similarly be entitled to vote with the shares of Common Stock) as a single class upon all matters upon which holders of Common Stock are entitled to vote;

                  (b) So long as any of the Series B Shares remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the Series B Shares then outstanding, amend, alter or repeal any of the provisions of the Certificate of Designations, Powers, Preferences and Rights of the Series B Preferred Stock or the Restated Certificate of Incorporation of the Corporation, or authorize any reclassification of the Series B Preferred Stock, so as in any such case to affect adversely the preferences, special rights or powers of the Series B Preferred Stock, or authorize any capital stock of the Corporation ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, prior to the Series B Preferred Stock; and

                  (c) In exercising the voting rights set forth in this Paragraph 7 or when otherwise granted voting rights by operation of law, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the quotient obtained by dividing $39.10 by the Conversion Price in effect at the time.

                  No consent of holders of the Series B Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation or (ii) the authorization or issuance of any class of capital stock of the Corporation ranking junior or equal to the Series B Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

                  8. Sinking Fund. The Series B Preferred Stock shall not be subject to any right of mandatory payment or prepayment (except for liquidation, dissolution or winding up of the Corporation) or to any sinking fund.


                  9. Exchanges. Certificates representing Series B Shares shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of Series B Shares.

                  10. Term. Subject to redemption as set forth in Paragraph 4 of this resolution or to conversion as set forth in Paragraph 6 of this resolution the Series B Preferred Stock shall be perpetual.


                  IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this certificate to be signed by Jennifer Marre, Vice President, and attested
by Karen C. Manson, its Secretary, this      day of     , 1997.


                                   LEHMAN BROTHERS HOLDINGS INC.



                                   By:  /s/ JENNIFER MARRE
                                      Jennifer Marre, Vice President



ATTEST:



/s/ KAREN C. MANSON
Karen C. Manson, Secretary

                                                                 EXHIBIT  5

                          LEHMAN BROTHERS HOLDINGS INC.
                          Three World Financial Center
                               New York, NY 10285

                                                            July 8, 1997



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Ladies and Gentlemen:

         I am Deputy General Counsel of Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"). A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), was filed by Holdings with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the registration of Cumulative Convertible Voting Preferred Stock, Series B (the "Preferred Stock"), par value $1.00 per share.

         In that connection, I or members of my staff have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to Holdings as I have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, I have assumed the genuineness and authenticity of all documents examined by me or members of my staff and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

         Based upon the foregoing, I am of the opinion that the Preferred Stock is duly authorized, and when and to the extent issued, the shares of Preferred Stock will be validly issued, fully paid and non-assessable, and no holder thereof will be subject to personal liability by reason of being such a holder.

         In rendering this opinion, I express no opinion as to the laws of any jurisdiction other than the State of New York, the General Corporation Law of the State of Delaware and the United States of America.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinions" in the Registration Statement, without admitting that I am an "expert" under the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                                       Very truly yours,


                                                       /s/ KAREN M. MULLER
                                                       Karen M. Muller
                                                       Deputy General Counsel

                                                                 EXHIBIT 23(b

                        Consent of Independent Auditors

We consent to the reference to our firm as experts as experts under the caption "Independent Accountants" in the registration Statement on Form S-3 and related prospectus of Lehman Brothers Holdings Inc. (the "Company") for the issuance of Cumulative Convertible Voting Preferred Stock, Series B and Common Stock and to the incorporation by reference thereinof our report dated jnuary 7, 1997, appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996.




New York, New York
July 8, 1997



/s/ ERNST & YOUNG LLP
Ernst & Young LLP

                                                                 EXHIBIT 24

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas A. Russo, Karen M. Muller and Marc A. Silverman and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any Registration Statement previously filed by the Registrant or a predecessor in interest, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


      Signatures                                    Title                            Date

                                         Chief Executive Officer and             July 8, 1997
                                          Chairman of the Board of
  /s/ Richard S. Fuld, Jr.                        Directors
  Richard S. Fuld, Jr.                  (principal executive officer)

                                                                                 July 8, 1997
                                          Chief Financial Officer,
    /s/ Charles B. Hintz                  (principal financial and
    Charles B. Hintz                         accounting officer)
                                                                                 July 8, 1997

   /s/ Michael L. Ainslie                          Director
  Michael L. Ainslie

                                                                                 July 8, 1997

     /s/ John F. Akers                             Director
     John F. Akers

                                                                                 July 8, 1997

    /s/ Roger S. Berlind                           Director
    Roger S. Berlind

                                                                                 July 8, 1997

  /s/ Thomas H. Cruikshank                        Director
  Thomas H. Cruikshank

                                                                                 July 8, 1997

     /s/ Henry Kaufman                            Director
     Henry Kaufman

                                                                                 July 8, 1997

                                                  Director
  Hideichiro Kobayashi

                                                                                 July 8, 1997

    /s/ John D. Macomber                          Director
    John D. Macomber

                                                                                 July 8, 1997

      /s/ Dina Merrill                            Director
      Dina Merrill

                                                                                 July 8, 1997

                                                  Director
    Masahiro Yamada